Exhibit (k)(ii)

CONSENT OF COUNSEL

I hereby consent both to the reference to my name under the heading “Legal Opinion” in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-6 for The Guardian Separate Account N and to the filing of this consent as an exhibit thereto.

By: /s/ Richard T. Potter, Jr.
Richard T. Potter, Jr. Senior Vice President, Counsel and Assistant Corporate Secretary

New York, New York

April 24, 2019